VMware Board of Directors Initiates Search for Chief Executive Officer
Pat Gelsinger to Depart to Become CEO of Intel; Zane Rowe to Serve as Interim CEO

PALO ALTO, Calif.—Jan. 13, 2021 -- VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced that its Board of Directors has initiated a search for a new chief executive officer (CEO) following a decision by Pat Gelsinger to step down from the position, effective February 12, 2021, to lead Intel as its new CEO. Gelsinger previously spent 30 years at Intel serving in various leadership roles, including chief technology officer. Zane Rowe, VMware’s chief financial officer, has been appointed Interim CEO. Gelsinger will continue to serve on the VMware Board of Directors.

“I speak for the VMware Board of Directors, executive management and employees in expressing our gratitude to Pat for his leadership at VMware, and we are thrilled to keep him on as a member of the Board,” commented Michael Dell, VMware Chairman of the Board. “As CEO for the past eight years, Pat led the company’s tremendous growth and expansion and built a solid foundation for future innovation. Zane has been a key strategic partner to Pat during this time of growth. His deep knowledge of the company and strong relationships will lead the team well through the transition period.”
“It has been the honor of my lifetime to serve as the CEO of VMware. We have transformed the global technology landscape for the better, and I am confident that the company will continue to excel as they enable customers with the digital foundation for an unpredictable world,” said Pat Gelsinger, VMware CEO. “My sincere and heartfelt thanks to Team VMware, our customers, and our partners for some of the most rewarding years of my career.”
“Pat led the company in expanding our core virtualization footprint and broadening our capabilities to cloud, networking, 5G/edge and security, while almost tripling revenue to nearly $12 billion,” said Zane Rowe, VMware CFO and Interim CEO. “VMware remains focused on helping customers optimize their digital infrastructure – from app modernization and multi-cloud to networking, security and digital workspaces. We look forward to continued growth and innovation across our technology offerings.”
VMware’s Board of Directors is initiating a global executive search process to name a permanent CEO, led by Paul Sagan, Lead Independent VMware Board Member and Chair of the Compensation and Corporate Governance Committee. “VMware’s business is in good hands with a proven, experienced management team, and the company’s strategic priorities are aligned with what enterprise customers require in these unprecedented times,” commented Sagan.

About VMware
VMware software powers the world’s complex digital infrastructure. The company’s cloud, app modernization, networking, security, and digital workspace offerings help customers deliver any application on any cloud across any device. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough technology innovations to its global impact. For more information, please visit https://www.vmware.com/company.html

Contacts:
Michael Thacker
VMware Global Communications
mthacker@vmware.com

Sandra Kerrigan
VMware Investor Relations
skerrigan@vmware.com